Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 24, 2007, with respect to the consolidated financial statements and schedule included in the Annual Report of Jaco Electronics, Inc. and Subsidiaries on Form 10-K for the fiscal year ended June 30, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Jaco Electronics, Inc. and Subsidiaries on Form S-8/S-3 (File No. 33-89994, effective March 3, 1995), as amended by Post-Effective Amendment No. 1 to the Registration Statement of Jaco Electronics on Form S-8/S-3 (File No. 333-49873, effective April 10, 1998), the Registration Statement of Jaco Electronics, Inc. and Subsidiaries on Form S-8/S-3 (File No. 333-49877, effective April 10, 1998) and the Registration Statement of Jaco Electronics, Inc. and Subsidiaries on Form S-8/S-3 (File No. 333-111065, effective December 10, 2003).

GRANT THORNTON LLP

Melville, New York
September 29, 2008